StemCells, Inc. Announces Positive Top-Line Results of its Thoracic Spinal Cord Injury Phase I/II
Study

Sensory gains demonstrate the clinical effect of HuCNS–SC® transplantation
Results hold promise for Phase II PathwayTM cervical spinal cord injury study

NEWARK, CA, May 14, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing novel cell-based therapeutics for treating diseases of the central nervous system, announced today that Dr. Armin Curt, principal investigator, will present a summary of the safety and preliminary efficacy data from the Phase I/II study investigating Human Central Nervous System Stem Cell (HuCNS-SC) intramedullary transplantation in thoracic spinal cord injury. The summary will be presented today at 10:15 a.m. EDT at the 4th Joint International Spinal Cord Society (ISCoS) and American Spinal Injury Association (ASIA) meeting being held in Montreal, Canada. The abstract was selected as one of the top six platform submissions for the conference.

The international, open-label, Phase I/II trial evaluated both safety and preliminary efficacy of StemCells, Inc.’s proprietary HuCNS-SC human neural stem cells as a treatment for chronic spinal cord injury. The trial enrolled twelve patients who had suffered injury to the thoracic cord and were in the early chronic stage of recovery. The severity of spinal cord trauma is classified by the ASIA Impairment Scale (AIS) according to the degree of sensory and motor loss. Patients classified as AIS A, the most severe injury, have lost both sensory and motor function below the level of injury. AIS B patients are considered less severely injured because, although they also have no motor function below the level of injury, some limited sensory function is maintained. The protocol was specifically designed to test safety and preliminary efficacy across this spectrum of injury severity, and ultimately the trial transplanted seven AIS A and five AIS B patients.

The analysis of the study demonstrated that the surgical transplantation technique and cell dose were safe and well tolerated by all patients. HuCNS-SC cells were injected directly into the cord both above and below the level of injury and sequential examinations of the patients over the course of twelve months showed no abnormal changes in spinal cord function associated with the transplantation technique. There were no adverse events attributed to the HuCNS-SC cells.

In addition to safety, analysis of the twelve-month data revealed sustained improvements in sensory function that emerged consistently around three months after transplantation and persisted until the end of the study. The patterns of sensory gains were confirmed to involve multiple sensory pathways and were observed more frequently in the patients with less severe injury; three of the seven AIS A patients and four of the five AIS B patients, showed signs of positive sensory gains confirming the previously released interim results. In addition, two patients progressed during the study from the most severe classification, AIS A, to the lesser degree of injury grade, AIS B.

“It has been a privilege to be a part of the first study to test the potential of neural stem cell transplantation in thoracic spinal cord injury,” said Dr. Armin Curt, Professor and Chairman of the Spinal Cord Injury Center at Balgrist University Hospital, University of Zurich. “The gains we have detected indicate that areas of sensory function have returned in more than half the patients. Such gains are unlikely to have occurred spontaneously given the average time from injury. This patient population represents a form of spinal cord injury that has historically defied responses to experimental therapies, and the measurable gains we have found strongly argue for a biological result of the transplanted cells. These gains are exciting evidence that we are on the right track for developing this approach for spinal cord injury. This early outcome in thoracic injury firmly supports testing in cervical spinal cord injury.”

Stephen Huhn, M.D., FACS, FAAP, Vice President, Clinical Research and CMO at StemCells, Inc., said, “This research program has the potential to revolutionize the therapeutic paradigm for spinal cord injury patients. The clinical gains observed in this first study are a great beginning. We found evidence of sensory gains in multiple segments of the injured thoracic spinal cord across multiple patients. Our primary focus in this study for spinal cord injury was to evaluate safety and also to look for even small signs of an effect that went beyond the possibility of spontaneous recovery. We are obviously very pleased that the pattern of sensory gains observed in this study are both durable and meaningful, and indicate that the transplantation has impacted the function of damaged neural pathways in the cord. The Company’s development program has now advanced to a Phase II controlled study in cervical spinal cord injury where the corollary of sensory improvements in thoracic spinal cord injury could well be improved motor function in the upper extremities of patients with cervical spinal cord injuries.”

About the StemCells, Inc. Thoracic Spinal Cord Injury Clinical Trial

The Company’s Phase I/II clinical trial was designed to assess both safety and preliminary efficacy of HuCNS-SC cells as a treatment for chronic spinal cord injury. The Company enrolled 12 subjects with thoracic T2-T11 level (chest-level) neurological injuries classified as either AIS A or B according to the ASIA Impairment Scale (AIS) who were a minimum of 3 months from injury.  Both AIS A and B are considered to have complete loss of motor function below the level of injury, but AIS B subjects have some degree of preserved sensory function below the level of injury.

The trial involved three world-leading medical centers for spinal cord injury and rehabilitation, and associated principal investigators; Dr. Armin Curt at the University of Zurich and Balgrist University Hospital, Dr. Steve Casha at the University of Calgary, and Dr. Michael Fehlings at the University of Toronto.

All subjects who enrolled in the trial received HuCNS-SC cells through direct transplantation into the spinal cord and underwent temporary treatment with immunosuppressive drugs. Evaluations were performed regularly throughout the post-transplant period in order to monitor and assess the safety of the HuCNS-SC cells, the surgery and the immunosuppression, as well as to measure any change in neurological function. Preliminary efficacy was evaluated based on defined clinical endpoints using established spinal cord injury scales assessing changes in sensory and motor function. Patients were enrolled in a separate observational study after completing the twelve-month Phase I/II trial.

Enrollment included seven AIS A and 5 AIS B patients. The study showed a favorable safety, feasibility and tolerability profile with no adverse events associated to the HuCNS-SC cells. Twelve months after transplantation of the HuCNS-SC cells, data showed gains in sensory function in three of the seven AIS A patients and four of the five AIS B patients. In addition, two patients progressed from the most severe classification, AIS A, to a lesser degree of injury grade, AIS B.

In follow-up to the thoracic study, the Company has initiated a Phase II trial designed to measure efficacy in cervical spinal cord injury. The Phase II trial, also called the Pathway study, is a controlled study and was initiated in late 2014.

Information about the Company’s Spinal Cord Injury program can be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/Clinical-Programs/SCI

About the Pathway Cervical Spinal Cord Injury Clinical Trial

The Pathway Phase II study, titled “Study of Human Central Nervous System (CNS) Stem Cell Transplantation in Cervical Spinal Cord Injury,” will evaluate the safety and efficacy of transplanting the Company’s proprietary human neural stem cells (HuCNS-SC cells), into patients with traumatic injury in the cervical region of the spinal cord. Conducted as a randomized, controlled, single-blind study, the trial will measure efficacy by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms and shoulders. The trial will enroll approximately 52 subjects and follow the patients for 12 months post-transplant. The first cohort of six patients completed enrollment in April. This is a dose confirmation cohort. The results from this cohort will determine the cell dosage to be used for the remainder of the study. The six-month interim data from this cohort will be disclosed later this year.

Information about the Company’s spinal cord injury program can be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/Clinical-Programs/SCI

Information on the Company’s pre-clinical spinal cord injury research, along with an animation on the science of HuCNS-SC cells for the treatment of spinal cord injuries, can be found at:

http://www.stemcellsinc.com/Science/Pre-Clinical-Studies/About-SCI

Information for patients interested in participating in the study is available at the Pathway website at:

http://www.sciresearchstudy.com

Additional information about the clinical trial is available at:

http://clinicaltrials.gov/ct2/show/NCT02163876?term=stem+cells+cervical+spinal+cord+injury&rank=1

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies in which its proprietary HuCNS-SC cells have been transplanted directly into all three components of the central nervous system: the brain, the spinal cord and the eye. StemCells, Inc. clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term in humans, there is the possibility of a durable clinical effect following a single transplantation. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells (tissue-derived or “adult” stem cells). Manufactured under cGMP standards, the Company’s HuCNS-SC cells are purified, expanded in culture, cryopreserved, and then stored as banks of cells, ready to be made into individual patient doses when needed.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Top line data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) showed measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. In addition to the completion of the Phase I/II thoracic SCI study and the ongoing Pathway study, StemCells, Inc. has completed enrollment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD and the leading cause of blindness in the elderly. Based upon interim results for patients who had completed twelve months of follow-up, the Company reported reductions in the rate of progression in GA as compared to the untreated eye and the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the ability of HuCNS-SC cells to restore sensory function in patients with chronic spinal cord injury; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; and the likelihood that early signs of clinical efficacy can be replicated in future clinical studies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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